EXHIBIT 10.2

                            NON-COMPETITION AGREEMENT


         THIS NON-COMPETITION AGREEMENT (this "Agreement") is made and entered into as of this 19th day of November, 2002, by and among Scientific Games International, Inc., a Delaware corporation (the "Company") and Steven M. Saferin, an individual residing in the State of Texas ("Shareholder").

                                    PREAMBLE

         WHEREAS, the Company, Blue Suede Acquisition Corp., a Delaware corporation wholly owned by the Company ("Merger Sub") and MDI Entertainment, Inc., a Delaware corporation ("MDI"), have entered into that certain Agreement and Plan of Merger, dated as of November 19, 2002 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into MDI, with MDI being the surviving corporation of the merger (the "Merger"); and

         WHEREAS, Merger Sub is to make a cash tender offer (the "Offer") to holders of all of the issued and outstanding shares of common stock, par value $0.001 of MDI (the "Shares"), for $1.60 per share net to the seller (such price, or any higher price per share as may be paid in the Offer is referred to herein as the "Offer Price"); and

         WHEREAS, Shareholder is the Chief Executive Officer of MDI and owner of record and beneficially of 3,795,169 Shares representing approximately 35% of the issued and outstanding capital stock of MDI and is the single largest stockholder of MDI; and

         WHEREAS,  Shareholder  has entered  into that  certain  Stock  Purchase
Agreement (the "Stock Purchase Agreement") dated as of the date hereof between Shareholder, the Company and Merger Sub, whereby Shareholder has agreed not to tender his Shares pursuant to the Offer, but rather to sell his Shares to Merger Sub pursuant to such Stock Purchase Agreement, as provided therein, after consummation of the Offer, for $1.40 per share or approximately an aggregate amount of $5,313,236.60 upon closing of such stock purchase; and

         WHEREAS, the Company is a wholly owned indirect subsidiary of, and immediately upon the consummation of the Offer MDI will be at least a majority owned indirect subsidiary of, Scientific Games Corporation ("SGC"), a publicly traded Delaware corporation; and

         WHEREAS, at the time of this Agreement, one or more members of the SGC Family of companies conduct business operations with approximately eighty Government Entities in fifty countries, on six continents; and

         WHEREAS, the current members of the SGC Family and MDI seek business from Governmental Entities engaged in Gaming Operations in every state in the United States in which Gaming Operations are legally permitted; and

         WHEREAS, MDI has offered or sought to offer its products and services throughout the world; and

         WHEREAS, to induce the Company and Merger Sub to enter into the Merger Agreement, the Stock Purchase Agreement and, to a secondary extent, the Employment Agreement, Shareholder has agreed to enter into this Agreement, including the covenants set forth herein simultaneously therewith; and

         WHEREAS, this Agreement is to be effective as of the date of consummation of the Offer contemplated by the Merger Agreement and is to be of no force and effect if the Merger Agreement is terminated prior to consummation of the Offer.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.        DEFINITIONS.

                  "Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.

                  "Agreement" means this Non-Competition Agreement.

                  "Company" shall have the meaning set forth in the first paragraph of this Agreement.

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

                  "Competitive Activity" means any activity in which the Shareholder directly or indirectly owns, manages, operates, controls, or is employed by in a sales, executive or managerial capacity (whether as an employee or independent contractor) or participates in the ownership, management, operation or control of, any Competitor, provided, however, nothing herein contained shall restrict the Shareholder from making any investments in not more than four and nine-tenths percent (4.9%) of the voting securities in any Person whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give the Shareholder the right to control or influence the policy decisions of any such business or enterprise such that Shareholder is thereby engaged in Competitive Activity.

                  "Competitor" means any Person, other than a member of the SGC Family, that is engaged, directly or indirectly, in Designated Activity.

                  "Confidential Information" means and includes any information, data and know-how relating to the business of the customers of any member of the SGC Family that is disclosed to Shareholder by, or with respect to, such customers by any of such customers or any member of the SGC Family or which is known by Shareholder as a result of his relationship with any member of the SGC Family, and which is, in each case, not generally within the public domain (whether constituting a trade secret or not), including, without limitation, the following: financial information; supply and service information; marketing information; personnel information; customer information; customer product, game, branding, and pricing strategies; and all other information with respect to any corporate affairs of such customers that any of the members of the SGC Family agreed to treat as confidential.

                  "Designated Activity" means (i) the licensing of intellectual property, consisting of or substantially similar to the licensing of entertainment and popular culture brands, goods, images and property (the "Intellectual Property") for use by such licensee or a Governmental Entity in Gaming Operations and that are comparable in type (i.e., entertainment and popular culture brands, goods, images and property) to the Intellectual Property licensed by the Company or MDI for use in Gaming Operations; (ii) prize fulfillment for a Governmental Entity in Gaming Operations, including, without limitation, merchandise and service prize fulfillment, management of the award of lottery prizes (including second and third chance draws), and coordination of prize winner travel and accommodations; and (iii) Gaming Operations within the meaning of clause (i) of the definition thereof.


                  "Employment Agreement" means that certain employment agreement between Shareholder and the Company.

                  "Gaming Operations" means (i) any material business segment of the lottery industry, including, without limitation, the advertising, sourcing, production, distribution or sale of lottery tickets, game design, inventory management and distribution, retailer telemarketing, field services, on-line lottery or gaming systems and components, lottery ticket accounting and validation hardware and software, central site computers and communications hardware, internet gaming, sales and validation systems, support and maintenance services or any combination thereof, (ii) the advertising, sourcing, production, distribution, or sale of wagering systems to the pari-mutuel industry as operated at horse (thoroughbred and harness) race tracks, dog race tracks, off-track betting establishments, jai alai frontons and casino/sports betting facilities, (iii) the advertising, sourcing, production, distribution or sale of hardware, software and support services for sports betting, (iv) simulcasting of any of the foregoing activities, (v) the advertising, sourcing, production, distribution, or sales of video lottery terminals, pari-mutuel wagering terminals and other gaming terminals, including slot machines, (vi) the advertising, sourcing, production, distribution, or sale of prepaid telephone cards, (vii) the license of such Intellectual Property for use in the advertising, production, distribution and sale of any printed products utilizing manufacturing processes or equipment substantially similar to the processes or equipment then employed by any member of the SGC Family or otherwise employed in the lottery and gaming industry, or (viii) for use in connection with the advertising, sourcing, production, distribution or sale of products and services for which a useful or necessary component is the utilization of concealed, encoded or encrypted information or data.

                  "Governmental   Entity"   means  an   administrative   agency,
authority, commission, public corporation or other governmental or regulatory authority or agency of, or established by, any national, state, local or tribal government (in or outside the United States) which is conducting or is authorized to conduct Gaming Operations or other gaming or lottery activities, regardless of whether such entity is deemed to be a governmental, quasi-governmental or private entity.

                  "Intellectual Property" has the meaning set forth in the definition of Designated Activity.

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
                  "Material Contact" means communication between Shareholder and each customer or potential customer of any member of the SGC Family: (i) with whom Shareholder deals or has dealt, including, without limitation, those customers and potential customers to which any member of the SGC Family have submitted a proposal to provide products or services as to which Shareholder has or had material involvement, whether in such proposal or in the provision of such goods and services or both; (ii) whose dealings with any member of the SGC Family are or were coordinated or supervised by Shareholder; (iii) about whom Shareholder obtains or has obtained Confidential Information in the ordinary course of business as a result of Shareholder's association with any member of the SGC Family; or (iv) who receives or has received products or services authorized by any member of the SGC Family, the sale or provision of which results or has resulted in earnings or income being included in any performance based compensation of Shareholder.

                  "Merger" has the meaning set forth in the Preamble to this Agreement.

                  "Merger Agreement" means that certain Agreement and Plan of Merger referred to in the Preamble to this Agreement.

                  "Merger Sub" has the meaning set forth in the first paragraph of this Agreement.

                  "Non-compete Territory" means:

                  (i) during the Term of this Agreement, any geographical area in the United States in which any member of the SGC Family has business or operations which are performed, supervised by or assisted in by the Shareholder, or in which any member of the SGC Family has customers or has actively sought prospective customers, in each case, with whom Shareholder has or had Material Contact while employed by any member of the SGC Family; and

                  (ii) after the Term of the Agreement and during the remainder of the Restricted Period, any geographical area in the United States in which any member of the SGC Family (A) either continues to have business or operations or previously had business or operations within five (5) years prior to the end of the Term, which, in each case, were performed, supervised by or assisted in by Shareholder, or (B) had customers within such five-year period or had actively sought prospective customers, in each case, with whom Shareholder had Material Contact within five years prior to the end of the Term.

                  "Person"  means  an  individual,   corporation,   partnership,
association, tribe, trust, business trust, limited liability company, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated authority, Governmental Entity or other form of entity or group.

                  "Restricted Period" means the period equal to the Term of this Agreement plus the period equal to the longer of either (A) one (1) year after termination of this Agreement for any reason, (other than pursuant to Section 4(c) hereof), or (B) any period after the Term during which Shareholder shall receive any compensation or other remuneration (including any severance benefits payments) from any member of the SGC Family.

                  "SGC" has the meaning set forth in the Preamble to this Agreement.

                  "SGC  Family"  means  SGC  and  its   controlled   Affiliates,
including the Company and, upon consummation of the Offer, MDI.

                  "Shareholder" has the meaning set forth in the first paragraph of this Agreement.

                  "Stock Purchase Agreement" shall have the meaning set forth in the Preamble to this Agreement.

SECTION 2.        NON-COMPETITION.

          (a) Shareholder agrees that he will not engage in any "Competitive Activity" within the "Non-compete Territory,"

               (i)  during the Term of this Agreement, and

               (ii) after the Term of this Agreement and during the remainder of the Restricted Period.

          (b) Shareholder agrees that, for purposes of this Agreement, any post-Term payments made to Shareholder by any member of the SGC Family and whether made under the Employment Agreement or otherwise shall be as additional consideration for Shareholder's agreement that the restrictions contained herein shall extend beyond the Term plus one (1) year after the stated Term of this Agreement and through the term of such payments.
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
          (c) For purposes of this Agreement, the determination of whether a particular geographic area is within the Non-compete Territory or whether a particular activity is a Competitive Activity shall be made at the earlier of the time that enforcement of this covenant is sought, or the date this Agreement terminates, for any reason.

          (d) The Company and Shareholder acknowledge and agree, based upon the current activities of the members of the SGC Family and a good faith projection of their future activities, that the Non-compete Territory shall be presumed to be the entire United States;
               provided, however, that in the event this presumption is in conflict at the time of determination with the definition of Non-compete Territory, then the Non-compete Territory shall comprise only that portion of the United States, determined on a state by state basis, as falls within such definition.

SECTION 3.        NON-SOLICITATION OF EMPLOYEES.

          (a)  Shareholder agrees that he will:

               (i) during the Term of this Agreement, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee who is employed by any member of the SGC Family;

               (ii) after the Term and during the  remainder  of the  Restricted
                    Period, refrain from recruiting or hiring or attempting to recruit or hire, directly or by assisting others, any employee who is employed by a member of the SGC Family, to become an employee of any other Person whose products or services are, as of the applicable determination date, the same as, or substantially comparable in type to, the products manufactured, licensed or distributed by, or the services provided by, any member of the SGC Family which, at the end of the Term were, and which during the remainder of the Restricted Period continue to be, provided by one or more members of the SGC Family.

          (b) The provisions of Section 3(a) shall not prohibit the proscribed activities with respect to any employee (A) who resigns voluntarily (without any solicitation from Shareholder or his Affiliates, or (B) is terminated by any member of the SGC Family without "cause,"(for the avoidance of doubt, Shareholder acknowledges that the hiring of former employees terminated by any member of the SGC Family for "cause" shall be prohibited by, and in accordance with the terms of, Section 3(a).

          (c) Shareholder agrees that during the Restricted Period he will refrain from approaching any such Person for the prohibited purposes set forth in Section 3(a) or authorizing or knowingly approving the taking of any actions prohibited by Section 3(a) by any other Person, or assisting any such Person in taking such action.

SECTION 4.        NON-SOLICITATION OF CUSTOMERS

          (a)  Shareholder agrees that he will:

               (i) during the Term of this Agreement, refrain from, soliciting, enticing or inducing any Person that is, or was, a customer or potential customer of any member of the SGC Family with whom Shareholder had Material Contact, to become a customer of any other Person for products or services the same as, or comparable in type to, those products and services which are or were provided by any member of the SGC Family;

               (ii) after the Term and during the  remainder  of the  Restricted
                    Period, refrain from soliciting, enticing or inducing any Person that was a customer as of the end of the Term or as of any date during the Term and, in either case, with whom Shareholder had Material Contact, to become a customer of any other Person whose products or services are, as of the applicable determination date, the same as, or comparable in type to, the products manufactured, licensed or distributed by, or the services provided by, any member of the SGC Family which, at the end of the Term were, and which during the remainder of the Restricted Period continue to be, provided by one or more members of the SGC Family.

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

          (b) Shareholder agrees that during the Restricted Period he will refrain from approaching any such Person for the prohibited purposes set forth in Section 4(a) or authorizing or knowingly approving the taking of any actions prohibited by Section 4(a) any other Person, or assisting any such Person in taking such action.

SECTION 5.        TERM; SURVIVAL; TOLLING OF PERIOD OF RESTRAINT.

          (a) This Agreement shall commence and be effective as of the date of consummation of the Offer and shall have a term through December 31, 2005 (the "Term") unless earlier terminated pursuant to
               Section 5(c).

          (b) Notwithstanding any termination of this Agreement, Shareholder hereby expressly agrees that (i) the provisions contained in
               Section 2, Section 3 and Section 4 of this Agreement, including the applicable definitions contained in Section 1 hereof, shall survive for the periods necessary to give effect to the provisions thereof, and (ii) any purported violation of the restraints set forth in this Agreement shall automatically toll and suspend the period of the restraint and extend the term of this Agreement for the amount of time that the violation continues; but only during the pendency of any litigation, mediation, or arbitration involving a good faith claim by a member of the SGC Family that Shareholder has breached one or more of the covenants set forth in this Agreement, and only if a member of the SGC Family has instituted such litigation or other dispute resolution procedure no later than one (1) year from the earlier of (1) the date any member of the SGC Family has actual knowledge of such breach, or (2) the expiration of the Restricted Period, and further provided that, in each case, the applicable period of restraint shall not be extended unless there shall have been a violation of the restraints set forth in the applicable section at issue during such period of time and then only with respect to the applicable restraints.

          (c) Notwithstanding anything to the contrary contained in this Agreement (including Section 2, Section 3 and Section 4), this Agreement shall terminate and become null and void in the event the Merger Agreement terminates for any reason prior to the consummation of the Offer contemplated thereby.


SECTION 6.        REMEDIES FOR BREACH OF CERTAIN COVENANTS.

                  Shareholder agrees that payment of monetary damages will not adequately compensate the non-breaching party for the damage it will suffer in the event of a breach of one or more of such covenants and both parties agree that, even with payment of such monetary damages, any one or more members of the SGC Family may seek injunctive relief against further or ongoing violations of any of the provisions of Section 2, Section 3 or Section 4 of this Agreement during the time periods provided for under such covenants and Section 5 of this Agreement.

SECTION 7.        ACKNOWLEDGMENTS; INTENDED THIRD PARTY BENEFICIARIES.

                  Shareholder hereby acknowledges and agrees that the provisions, restrictions and remedies contained in this Agreement are fair and reasonable and necessary for the protection of the legitimate business interests of the members of the SGC Family arising out of the acquisition of MDI pursuant to the Merger Agreement and by virtue of the factual recitals set forth in the Preamble to this Agreement, which recitals constitute an integral part of this Agreement. Shareholder acknowledges that Shareholder will be able to earn a livelihood without violating the restrictions contained in this Agreement. Shareholder acknowledges that such restrictions are a material condition and inducement to the agreement of the Company and Merger Sub to enter into each of the Merger Agreement, the Stock Purchase Agreement and, to a secondary extent, the Employment Agreement to which they are a party.

         Shareholder agrees that the members of the SGC Family who are not parties to this Agreement are intended third party beneficiaries of this Agreement and may enforce all rights granted them under this Agreement, either in their own name, in the name of the Company.

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

SECTION 8.        NOTICES.

                  Any notices, affidavits or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given only if and when (i) delivered by messenger and receipted for, or (ii) when delivered and receipted for by an overnight mail service, or (iii) when delivered and receipted for by U.S. certified mail, or (iv) by facsimile, followed by written confirmation, addressed in each case as follows:

If to the Company, to:              Scientific Games International, Inc.

                                    1500 Bluegrass Lakes Parkway
                                    Alpharetta, Georgia  30004
                                    Attn:  C. Gray Bethea, Jr., Esq.
                                    General Counsel
                                    Telephone:  (770) 664-3719
                                    Fax:  (678) 297-5118

                                    with a copy to:

                                    Smith, Gambrell & Russell, LLP
                                    1230 Peachtree Street, N.E.
                                    Suite 3100, Promenade II
                                    Atlanta, Georgia 30309-3592
                                    Attn: M. Timothy Elder, Esq.
                                    Direct Telephone:  (404) 815-3532
                                    Direct Fax:  (404) 685-6832

If to Shareholder, to:              Mr. Steven M. Saferin
                                    4041 Shadow Drive
                                    Fort Worth, Texas  76116

                                    with a copy to:

                                    Peter M. Ziemba, Esq.
                                    Graubard Miller
                                    600 Third Avenue
                                    New York, NY  10016
                                    Telephone:  (212) 818-8667
                                    Fax:  (646) 227-5400

Any  address  set forth  above may be changed by notice  given  pursuant to this
Section 8.

Section 9.        Amendments, etc.

                  This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Company and Shareholder. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or any right or remedy on any future occasion.

Section 10.         Severability.

                  The parties hereto recognize that the laws and public policies of the various states of the United States and other jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Agreement. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Agreement shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law (i) such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (ii) such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

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

Section 11.         Successors and Assigns; Headings.

                  This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 12.         Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

Section 13.         Execution in Counterparts.

                  This Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures which shall constitute original counterparts.

Section 14.         Entire Agreement.

                  This Agreement constitutes the entire agreement between the parties relating to the matters set forth herein.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.


                             SCIENTIFIC GAMES INTERNATIONAL, INC.


                             By:    /s/ Martin E. Schloss
                                    ----------------------
                             Name:  Martin E. Schloss
                             Title: Vice President and General Counsel


                             "SHAREHOLDER"


                             By:     /s/ Steven M. Saferin
                                     ---------------------
                             Name:   Steven M. Saferin


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